Exhibit 10.3

TAX MATTERS AGREEMENT

by and between

DANAHER CORPORATION

and

ENVISTA HOLDINGS CORPORATION

Dated as of September 19, 2019

TABLE OF CONTENTS

Article I

DEFINITIONS

1.1	General	1

Article II

PAYMENTS AND TAX REFUNDS

2.1	U.S. Federal Income Tax Relating to Joint Returns	7
2.2	U.S. Federal Income Tax Relating to Separate Returns	7
2.3	U.S. State Tax Relating to Joint Returns	7
2.4	U.S. State Tax Relating to Separate Returns	7
2.5	Foreign Tax Relating to Joint Returns	7
2.6	Foreign Tax Relating to Separate Returns	8
2.7	Certain Transaction Taxes	8
2.8	Determination of Tax Attributable to the Envista Business	8
2.9	Allocation of Employment Taxes	8
2.10	Tax Refunds	8
2.11	Tax Benefits	9
2.12	Prior Agreements	9

Article III

PREPARATION AND FILING OF TAX RETURNS

3.1	Danaher’s Responsibility	9
3.2	Envista’s Responsibility	9
3.3	Right To Review Tax Returns	9
3.4	Cooperation	9
3.5	Tax Reporting Practices	10
3.6	Reporting of Reorganization	10
3.7	Payment of Taxes	10
3.8	Amended Returns and Carrybacks	11
3.9	Tax Attributes	11

Article IV

TAX-FREE STATUS OF THE DISTRIBUTION
4.1	Representations and Warranties	11
4.2	Restrictions Relating to the Distribution	12

Article V

INDEMNITY OBLIGATIONS

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5.1	Indemnity Obligations	13
5.2	Indemnification Payments	14
5.3	Payment Mechanics	14
5.4	Treatment of Payments	14

Article VI

TAX CONTESTS

6.1	Notice	15
6.2	Separate Returns	15
6.3	Joint Return	15
6.4	Obligation of Continued Notice	15
6.5	Settlement Rights	15

Article VII

COOPERATION

7.1	General	16
7.2	Consistent Treatment	16

Article VIII

RETENTION OF RECORDS; ACCESS

8.1	Retention of Records	16
8.2	Access to Tax Records	17

Article IX

DISPUTE RESOLUTION

Article X

MISCELLANEOUS PROVISIONS

10.1	Conflicting Agreements	17
10.2	Interest on Late Payments	17
10.3	Successors	17
10.4	Application to Present and Future Subsidiaries	17
10.5	Assignability	18
10.6	No Fiduciary Relationship	18
10.7	Further Assurances	18
10.8	Survival	18
10.9	Notices	18
10.10	Effective Date	19

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TAX MATTERS AGREEMENT
This TAX MATTERS AGREEMENT (this “Agreement”), is entered into as of September 19, 2019, between Danaher Corporation, a Delaware corporation (“Danaher”) and Envista Holdings Corporation, a Delaware corporation (“Envista” and, together with Danaher, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of the date hereof, between the Parties (the “Separation Agreement”).
R E C I T A L S
WHEREAS, the board of directors of Danaher has determined that it is in the best interests of Danaher to separate Danaher’s dental business from its other businesses, creating Envista as a new subsidiary company (the “Separation”) and, following the Separation, to undertake an initial public offering (the “IPO”) of Envista.
WHEREAS, Envista has been incorporated for these purposes and has not engaged in activities except those incidental to its formation and in preparation for the IPO;
WHEREAS, Danaher will effect certain restructuring transactions described in the Separation Plan for the purpose of aggregating the dental business in the Envista Group (as defined below) prior to the IPO (collectively, the “Reorganization”);
WHEREAS, following the IPO, Danaher intends to effect the Distribution in a transaction, that, combined with certain steps in the Reorganization, is intended to qualify as tax-free under Section 368(a)(1)(D) and 355 of the Code;
WHEREAS, certain members of the Danaher Group (as defined below), on the one hand, and certain members of the Envista Group, on the other hand, file certain Tax Return on a consolidated, combined or unitary basis for certain federal, state, local and foreign Tax purposes;
WHEREAS, the Parties desire to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the tax-free status of the Separation and Distribution; and
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    General. As used in this Agreement, the following terms shall have the following meanings:
“Adjustment” shall mean an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.
“Affiliate” shall mean, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person. For this purpose, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreement” shall have the meaning set forth in the Separation Agreement.
“Business Day” shall have the meaning set forth in the Separation Agreement.
“Controlling Party” shall mean, with respect to a Tax Contest, the Party entitled to control such Tax Contest pursuant to Articles 6.2 and 6.3 of this Agreement.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Consideration” shall have the meaning set forth in the Separation Agreement.
“Contribution” shall have the meaning set forth in the Separation Agreement.
“Danaher” shall have the meaning set forth in the preamble hereto.
“Danaher Affiliated Group” shall mean an affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which a member of the Danaher Group is a member.
“Danaher Common Stock” shall have the meaning set forth in the Separation Agreement.
“Danaher Federal Consolidated Income Tax Return” shall mean any United States federal income Tax Return for a Danaher Affiliated Group.
“Danaher Group” shall mean Danaher and each Person that is a Subsidiary of Danaher (other than Envista and any other member of the Envista Group).
“Danaher Retained Business” shall have the meaning set forth in the Separation Agreement.
“Danaher Separate Return” shall mean any Tax Return of or including any member of the Danaher Group (including any consolidated, combined or unitary return) that does not include any member of the Envista Group.
“Distribution” shall have the meaning set forth in the Separation Agreement.
“Distribution Date” shall mean the date on which the Distribution is completed.
“Distribution Taxes” means any Taxes incurred solely as a result of the failure of the Tax-Free Status of the Transactions of the Reorganization, the Contribution or the Distribution.
“Effective Date” shall have the meaning set forth in the Separation Agreement.
“Effective Time” shall have the meaning set forth in the Separation Agreement.
“Employee Matters Agreement” shall have the meaning set forth in the Separation Agreement.
“Employment Tax” shall mean those Liabilities (as defined in the Separation Agreement) for Taxes which are allocable pursuant to the provisions of the Employee Matters Agreement.
“Envista” shall have the meaning set forth in the preamble hereof.
“Envista Business” shall have the meaning set forth in the Separation Agreement.
“Envista Common Stock” shall have the meaning set forth in the Separation Agreement.
“Envista Disqualifying Action” means (a) any action (or the failure to take any action) by any member of the Envista Group after the Distribution (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions), (b) any event (or series of events) after the Distribution involving the capital stock of Envista or any assets of any member of the Envista Group or (c) any breach by any member of the Envista Group after the Distribution of any representation, warranty or covenant made by them in this Agreement, that, in each case, would adversely affect the Tax-Free Status of the Transactions; provided, however, that the term

“Envista Disqualifying Action” shall not include any action entered into pursuant to any Ancillary Agreement (other than this Agreement) or that is undertaken pursuant to the Reorganization, the Contribution or the Distribution.
“Envista Group” shall mean Envista and each Person that will be a Subsidiary of Envista as of immediately after the Effective Time.
“Envista Separate Return” shall mean any Tax Return of or including any member of the Envista Group (including any consolidated, combined or unitary return) that does not include any member of the Danaher Group.
“Federal Income Tax” shall mean any Tax imposed by Subtitle A of the Code other than an Employment Tax, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.
“Foreign Tax” shall mean any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Group” shall mean either the Envista Group or the Danaher Group, as the context requires.
“Income Tax” shall mean any federal, state, local or Foreign Tax determined by reference to income, gains, net worth, gross receipts, or any Taxes imposed in lieu of such a Tax.
“Indemnifying Party” shall have the meaning set forth in Article 5.2.
“Indemnitee” shall have the meaning set forth in Article 5.2.
“IPO” shall have the meaning set forth in the preamble hereof.
“IRS” shall mean the United States Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys.
“IRS Ruling” means any U.S. federal income Tax ruling and any supplements thereto, issued to Danaher by the IRS in connection with the Reorganization, the Separation, the Distribution and any related transactions.
“IRS Ruling Request” means any letter filed by Danaher with the IRS requesting a ruling regarding certain tax consequences of the Reorganization, the Separation, the Distribution and any related transaction and any amendment or supplement to such ruling request letter.
“Joint Return” shall mean any Tax Return that actually includes, by election or otherwise, one or more members of the Danaher Group together with one or more members of the Envista Group.
“Law” shall have the meaning set forth in the Separation Agreement.
“Non-Controlling Party” shall mean, with respect to a Tax Contest, the Party that is not entitled to control such Tax Contest pursuant to Articles 6.2 and 6.3 of this Agreement.

“Parties” shall mean the parties to this Agreement.
“Past Practices” shall have the meaning set forth in Article 3.5.
“Person” shall have the meaning set forth in the Separation Agreement.
“Post-IPO Period” shall mean any taxable period (or portion thereof) beginning after the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Effective Date.
“Pre-IPO Period” shall mean any taxable period (or portion thereof) ending on or before the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Effective Date.
“Prohibited Acts” shall have the meaning set forth in Article 4.2.
“Proposed Acquisition Transaction” shall mean a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by Envista management or shareholders, is a hostile acquisition, or otherwise, as a result of which Envista (or any successor thereto) would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from Envista (or any successor thereto) and/or one or more holders of Envista Common Stock, respectively, any amount of stock of Envista, that would, when combined with any other direct or indirect changes in ownership of the stock of Envista pertinent for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder, comprise fifty percent (50%) or more of (i) the value of all outstanding shares of Envista as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting stock of Envista as of the date of the such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Envista of a shareholder rights plan or (ii) issuances by Envista that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.
“Reasonable Basis” shall mean reasonable basis within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code and the Treasury Regulations promulgated thereunder (or such other level of confidence required by the Code at that time to avoid the imposition of penalties).
“Refund” shall mean any refund, reimbursement, offset, credit, or other similar benefit in respect of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied against other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that the amount of any refund of Taxes shall be net of any Taxes imposed by any Taxing Authority on, related to, or attributable to, the receipt of or accrual of such refund, including any Taxes imposed by way of withholding or offset.
“Reorganization” shall have the meaning set forth in the recitals.

“Responsible Party” shall mean, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return pursuant to this Agreement.
“Restricted Period” shall mean the period which begins with the Distribution Date and ends two (2) years thereafter.
“Separate Return” shall mean a Danaher Separate Return or a Envista Separate Return, as the case may be.
“Separation” shall have the meaning set forth in the recitals.
“Separation Agreement” shall have the meaning set forth in the preamble hereto.
“Separation Plan” shall mean the Global Macro Step Plan, dated the day prior to the Effective Date.
“Straddle Period” shall mean any taxable year or other taxable period that begins on or before the Effective Date and ends after the Effective Date.
“State Tax” means any Tax imposed by any State of the United States or by any political subdivision of any such State, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.
“Subsidiary” shall have the meaning set forth in the Separation Agreement.
“Tax” or “Taxes” shall mean (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or non-United States Taxing Authority, including, without limitation, income, gross receipts, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto, (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto, and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Attribute” shall mean net operating losses, capital losses, research and experimentation credit carryovers, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, overall domestic losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.
“Tax Certificates” shall mean any certificates of officers of Danaher and Envista, provided to Davis Polk & Wardwell LLP or any other Law or accounting firm in connection with any Tax Opinion issued in connection with the Reorganization or Distribution.
“Tax Contest” shall have the meaning set forth in Article 6.1.
“Tax-Free Status of the Transactions” shall mean the qualification of (i) the Contribution and the Distribution, taken together, (a) as a reorganization described in Sections 368(a)(1)(D) and 355(a) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(c) and 361(c) of the Code, (c) as a transaction in which Danaher will recognize no income or gain for U.S. federal income tax purposes with respect to the receipt of the Consideration by reason of Sections 355 and 361 of the Code and (d) as a transaction in which Danaher, Envista and the holders of Danaher Common Stock recognize no income or gain for U.S. federal income tax purposes pursuant to

Sections 355, 361 and 1032 of the Code, other than, in the case of Danaher and Envista, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code and (ii) the transactions described on Schedule A as being free from Tax to the extent set forth therein.
“Tax Item” shall mean any item of income, gain, loss, deduction, or credit.
“Tax Law” shall mean the law of any Taxing Authority or political subdivision thereof relating to any Tax.
“Tax Materials” shall have the meaning set forth in Article 4.1(a).
“Tax Opinion” shall mean any written opinion of Davis Polk & Wardwell or any other Law or accounting firm, regarding certain tax consequences of certain transactions executed as part of the Reorganization and the Distribution.
“Tax Records” shall have the meaning set forth in Article 8.1.
“Tax-Related Losses” shall mean (i) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (ii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Danaher (or any of its Affiliates) or Envista (or any of its Affiliates) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Taxing Authority, in each case, resulting from the failure of the Reorganization, Distribution, or any transaction associated therewith to qualify for the Tax-Free Status of the Transactions.
“Tax Return” shall mean any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) supplied to or filed with, or required to be supplied to or filed with, a Taxing Authority, or any bill for or notice related to ad valorem or other similar Taxes received from a Taxing Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
“Taxing Authority” shall mean any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
“Transaction Taxes” shall mean all (i) sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed with respect to the Separation and the Distribution and (ii) any capital gains Taxes imposed with respect to the steps taken pursuant to the Separation Plan, including in each case, any withholding in respect of such Taxes; provided, however, that Transaction Taxes shall not include any Taxes incurred as a result of (x) Envista’s breach of any obligation under the Separation Agreement, this Agreement, or any Ancillary Agreement, or (y) Envista undertaking any action described in Section 4.2(a) or Section 4.2(b), without regard to whether an Unqualified Tax Opinion may have been provided or whether Danaher consented to any such action.
“Treasury Regulations” shall mean the regulations promulgated from time to time under the Code as in effect for the relevant tax period.
“Unqualified Tax Opinion” shall mean a “will” opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, to the effect that a transaction will not affect the Tax-Free Status of the Transactions.

ARTICLE II
PAYMENTS AND TAX REFUNDS
2.1    U.S. Federal Income Tax Relating to Joint Returns.
(a)Danaher shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods.
(b)Envista shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Envista Business for all Post-IPO Periods.
(c)Danaher shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Federal Income Taxes described in Section 2.1(b) for all Post-IPO Periods.
2.2    U.S. Federal Income Tax Relating to Separate Returns.
(a)Danaher shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Danaher Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(b)Envista shall pay and be responsible for any and all Federal Income Taxes due with respect to or required to be reported on any Envista Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
2.3    U.S. State Tax Relating to Joint Returns.
(a)Danaher shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods.
(b)Envista shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Envista Business for all Post-IPO Periods.
(c)Danaher shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those State Taxes described in Section 2.3(b) for all Post-IPO Periods.
2.4    U.S. State Tax Relating to Separate Returns.
(a)Danaher shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Danaher Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(b)Envista shall pay and be responsible for any and all State Taxes due with respect to or required to be reported on any Envista Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
2.5    Foreign Tax Relating to Joint Returns.
(a)Danaher shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) for all Pre-IPO Periods.

(b)Envista shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) which Taxes are attributable to the Envista Business for all Post-IPO Periods.
(c)Danaher shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Tax as a result of a Final Determination) other than those Foreign Taxes described in Section 2.5(b) for all Post-IPO Periods.
2.6    Foreign Tax Relating to Separate Returns.
(a)Danaher shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Danaher Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
(b)Envista shall pay and be responsible for any and all Foreign Taxes due with respect to or required to be reported on any Envista Separate Return (including any increase in such Tax as a result of a Final Determination) for all Tax Periods.
2.7    Certain Transaction Taxes. Notwithstanding the provisions set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.5, and 2.6, Danaher shall pay and be responsible for any Transaction Taxes.
2.8    Determination of Tax Attributable to the Envista Business.
(a) For purposes of Section 2.1(b), the amount of Federal Income Taxes attributable to the Envista Business shall be reasonably determined by Danaher on a pro forma Envista Group consolidated return prepared:
(i)including only Tax Items of members of the Envista Group that were included in the relevant Danaher Federal Consolidated Income Tax Return;
(ii)except as provided in Section 2.8(a)(iv) hereof, using all elections, accounting methods and conventions used on the relevant Danaher Federal Consolidated Income Tax Return for such period;
(iii)applying the highest statutory marginal corporate income Tax rate in effect for such taxable period;
(iv)assuming that the Envista Group elects not to carry back any net operating losses.
(b) The amount of State Taxes and Foreign Taxes shall be as reasonably determined by Danaher in a manner consistent with the principles of Section 2.8(a), to the extent relevant.
2.9    Allocation of Employment Taxes. Liability for Employment Taxes shall be determined pursuant to the Employee Matters Agreement.
2.10    Tax Refunds.
(a)Danaher shall be entitled to all Refunds related to Taxes the liability for which is allocated to Danaher pursuant to this Agreement. Envista shall be entitled to all Refunds related to Taxes the liability for which is allocated to Envista pursuant to this Agreement.
(b)Envista shall pay to Danaher any Refund received by Envista or any member of the Envista Group that is allocable to Danaher pursuant to this Section 2.10 no later than five (5) Business Days after the receipt of such Refund. Danaher shall pay to Envista any Refund received by Danaher or any member of the Danaher Group that is allocable to Envista pursuant to this Section 2.10 no later than five (5) Business Days after the receipt of such Refund. For purposes of this Section 2.10, any Refund that arises as a result of an offset, credit, or other similar benefit in respect of Taxes other than a receipt of cash shall be deemed to be received on the earlier of (i) the date on which a Tax Return is filed claiming such offset, credit, or other similar benefit and (ii) the date on which payment of the Tax which would have otherwise been paid absent such offset, credit, or other similar benefit is due (determined without taking into account any applicable extensions).
2.11    Tax Benefits. If Danaher determines, in its good faith discretion, that: (i) one Party is responsible for a Tax pursuant to this Agreement or under applicable Law and (ii) the other Party is entitled to a deduction, credit or other Tax benefit relating to such Tax, then the Party entitled to such deduction, credit or other Tax benefit shall pay to the Party responsible for such Tax the amount of the Tax benefit arising from such deduction, credit or other Tax benefit, as determined by Danaher in its discretion.
2.12    Prior Agreements. Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the Danaher Group and any member of the Envista Group shall be terminated with respect to the Envista Group and the Danaher Group as of the Effective Date. No member of either the Envista Group or the Danaher Group shall have any continuing rights or obligations under any such agreement.
ARTICLE III
PREPARATION AND FILING OF TAX RETURNS
3.1    Danaher’s Responsibility. Danaher shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Joint Returns and all Danaher Separate Returns, including any amended Joint Returns or amended Danaher Separate Returns. Notwithstanding the foregoing, with respect to any Joint Return with respect to Foreign Taxes, to the extent that any expenses related to a previously filed Joint Return for similar Foreign Taxes were customarily paid by a member of the Envista Group, as determined by Danaher in its discretion, then any similar expenses shall be borne by Envista, including, for the avoidance of doubt, any expenses related to the preparation of transfer pricing documentation.
3.2    Envista’s Responsibility. Envista shall prepare and file when due (taking into account any applicable extensions), or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Envista Group other than those Tax Returns which Danaher is required to prepare and file under Section 3.1 including any amended Tax Returns. The Tax Returns required to be prepared and filed by Envista under this Section 3.2 shall include any Envista Separate Returns and any amended Envista Separate Returns.
3.3    Right To Review Tax Returns. To the extent that the positions taken on any Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 3.1 or 3.2 (the “Reviewing Party”), the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Danaher Retained Business or the Envista Business, as the case may be), shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, and shall modify such portion of such Tax Return before filing to include the Reviewing Party’s reasonable comments, provided, however, with respect to any Tax Return required to be filed before the Distribution Date with respect to which Danaher is the Preparing Party, Danaher shall consider Envista’s comments in good faith but shall not be required to accept such comments.
3.4    Cooperation. The Parties shall provide, and shall cause their Affiliates to provide, assistance and cooperation to one another in accordance with Article VII with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Article VIII. Notwithstanding anything to the contrary in this Agreement, Danaher shall not be required to disclose to

Envista any consolidated, combined, unitary, or other similar Joint Return of which a member of the Danaher Group is the common parent or any information related to such a Joint Return other than information relating solely to the Envista Group; provided, that Danaher shall provide such additional information that is reasonably required in order for Envista to determine the Taxes attributable to the Envista Business. If an amended Separate Return for States Taxes for which Envista is responsible under this Article II is required to be filed as a result of an amendment made to a Joint Return for Federal Income Tax pursuant to an audit adjustment, then the Parties shall cooperate to ensure that such amended Separate Return can be prepared and filed in a manner that preserves confidential information including through the use of third party preparers.
3.5    Tax Reporting Practices. Except as provided in Section 3.6, with respect to any Tax Return for any taxable period that begins on or before the second anniversary of the Distribution Date with respect to which Envista is the Responsible Party, such Tax Return shall be prepared in a manner (i) consistent with past practices, accounting methods, elections and conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no Reasonable Basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no Reasonable Basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Envista; and (ii) that, to the extent consistent with clause (i), minimizes the overall amount of Taxes due and payable on such Tax Return for all of the Parties by cooperating in making such elections or applications for group or other relief or allowances available in the taxing jurisdiction in which such Tax Return is filed. Envista shall not take any action inconsistent with the assumptions (including items of income, gain, deduction, loss and credit) made in determining all estimated or advance payments of Taxes on or prior to the Distribution Date. In addition, Envista shall not be permitted, and shall not permit any member of the Envista Group, to make a change in any of its methods of accounting for tax purposes until all applicable statutes of limitations for all taxable periods (or portions thereof) ending on or before the Distribution Date have expired without Danaher’s prior written consent.
3.6    Reporting of Reorganization. The Tax treatment of any step in or portion of the Reorganization and the Distribution shall be reported on each applicable Tax Return consistently with the Tax-Free Status of the Transactions, taking into account the jurisdiction in which such Tax Returns are filed, unless there is no Reasonable Basis for such Tax treatment. In the event that a Party shall determine that there is no Reasonable Basis for such Tax treatment, such Party shall notify the other Party no later than twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Reorganization and the Distribution shall be reported. If Danaher determines, in its sole discretion, that a protective election under Section 336(e) of the Code shall be made with respect to the Distribution, Envista agrees to take any such action that is necessary to effect such election, including any corresponding election with respect to any of its Subsidiaries, as determined by Danaher. If such a protective election is made, this Agreement shall be amended in such a manner as is determined by Danaher in its good faith discretion to compensate Danaher for any tax benefits realized by Envista as a result of such election.
3.7    Payment of Taxes.
(a)With respect to any Tax Return required to be filed pursuant to this Agreement, the Responsible Party shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any Taxes due in respect of any such Tax Return.
(b)In the case of any Tax Return for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes reported as due on such Tax Return, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.

(c)With respect to any estimated Taxes, the Party that is or will be the Responsible Party with respect to any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes shall remit or cause to be remitted to the applicable Taxing Authority in a timely manner any estimated Taxes due. In the case of any estimated Taxes for which the Party that is not the Responsible Party is obligated pursuant to this Agreement to pay all or a portion of the Taxes that will be reported as due on any Tax Return that will reflect (or otherwise give credit for) such estimated Taxes, the Responsible Party shall notify the other Party, in writing, of its obligation to pay such estimated Taxes and, in reasonably sufficient detail, its calculation of the amount due by such other Party and the Party receiving such notice shall pay such amount to the Responsible Party upon the later of five (5) Business Days prior to the date on which such payment is due and fifteen (15) Business Days after the receipt of such notice.
3.8    Amended Returns and Carrybacks.
(a)Envista shall not, and shall not permit any member of the Envista Group to, file or allow to be filed any request for an Adjustment for any taxable period (or portion thereof) ending on or before the Distribution Date (including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date) without the prior written consent of Danaher, such consent to be exercised in Danaher’s sole discretion.
(b)Envista shall, and shall cause each member of the Envista Group to, make any available elections to waive the right to carry back any Tax Attribute (i) from a taxable period or portion thereof ending after the Effective Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Effective Date and (ii) from a taxable period or portion thereof ending after the Distribution Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Distribution Date.
(c)Envista shall not, and shall cause each member of the Envista Group not to, without the prior written consent of Danaher, make any affirmative election to carry back any Tax Attribute (i) from a taxable period or portion thereof ending after the Effective Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Effective Date or (ii) from a taxable period or portion thereof ending after the Distribution Date to a Joint Return in respect of a taxable period or portion thereof ending on or before the Distribution Date, in each case, such consent to be exercised in Danaher’s sole discretion.
(d)Receipt of consent by Envista or a member of the Envista Group from Danaher pursuant to the provisions of this Section 3.8 shall not limit or modify Envista’s continuing indemnification obligation pursuant to Article V.
3.9    Tax Attributes. Danaher shall in good faith advise Envista in writing of the amount, if any of any Tax Attributes, which Danaher determines, in its good faith discretion, shall be allocated or apportioned to the Envista Group under applicable Law. Envista and all members of the Envista Group shall prepare all Tax Returns in accordance with such written notice. Envista agrees that it shall not dispute Danaher’s allocation or apportionment of Tax Attributes. For the avoidance of doubt, Danaher shall not be required to create or cause to be created any books and records or reports or other documents based thereon (including, without limitation, “earnings & profits studies,” “basis studies” or similar determinations) that it does not maintain or prepare in the ordinary course of business in order to comply with this Section 3.9.
ARTICLE IV
TAX-FREE STATUS OF THE DISTRIBUTION
4.1    Representations and Warranties.
(a)Danaher, on behalf of itself and all other members of the Danaher Group, hereby represents and warrants that (i) it has examined the IRS Ruling, the IRS Ruling Request and any other materials delivered or deliverable in connection with the issuance of the IRS Ruling and the Tax Certificates (collectively, the “Tax Materials”) and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Danaher or any member of the Danaher Group or the Danaher Retained Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Danaher, on behalf of itself and all other members of the Danaher Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Danaher or any member of the Danaher Group or the Danaher Retained Business.
(b)Envista, on behalf of itself and all other members of the Envista Group, hereby represents and warrants that (i) it has examined the Tax Materials and (ii) the facts presented and representations that have been or will be made therein, to the extent descriptive of or otherwise relating to Envista or any member of the Envista Group or the Envista Business, were or will be, at the time presented or represented and from such time until and including the Distribution Date, true, correct, and complete in all material respects. Envista, on behalf of itself and all other members of the Envista Group, hereby confirms and agrees to comply with any and all covenants and agreements in the Tax Materials applicable to Envista or any member of the Envista Group or the Envista Business.
(c)Each of Danaher, on behalf of itself and all other members of the Danaher Group, and Envista, on behalf of itself and all other members of the Envista Group represents and warrants that it knows of no fact (after due inquiry) that may cause the Tax treatment of the Reorganization or the Distribution to be other than the Tax-Free Status of the Transactions.
(d)Each of Danaher, on behalf of itself and all other members of the Danaher Group, and Envista, on behalf of itself and all other members of the Envista Group represents and warrants that it has no plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials.
4.2    Restrictions Relating to the Distribution .
(a)Envista, on behalf of itself and all other members of the Envista Group, hereby covenants and agrees that no member of the Envista Group will take, fail to take, or permit to be taken: (i) any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in the Tax Materials or (ii) any action which constitutes an Envista Disqualifying Action.
(b)During the Restricted Period, Envista:
(i)shall continue and cause to be continued the active conduct of the Envista Business for purposes of Section 355(b)(2) of the Code, taking into account Section 355(b)(3) of the Code, as conducted immediately prior to the Distribution,
(ii)shall not voluntarily dissolve or liquidate itself or any of its Affiliates (including any action that is a liquidation for U.S. federal income tax purposes),
(iii)shall not (1) enter into any Proposed Acquisition Transaction or, to the extent Envista has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur, (2) redeem or otherwise repurchase (directly or through an Affiliate) any stock, or rights to acquire stock except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (3) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the relative voting rights of its capital stock (including through the conversion of any capital stock into another class of capital stock), (4) merge or consolidate with any other Person or (5) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the

Tax Certificates) which in the aggregate would, when combined with any other direct or indirect changes in ownership of Envista capital stock pertinent for purposes of Section 355(e) of the Code, have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly stock representing a fifty-percent or greater interest in Envista or would reasonably be expected to result in a failure to preserve the Tax-Free Status of the Transactions; and
(iv)shall not and shall not permit any member of the Envista Group, to sell, transfer, or otherwise dispose of or agree to, sell, transfer or otherwise dispose (including in any transaction treated for federal income tax purposes as a sale, transfer or disposition) of assets (including, any shares of capital stock of a Subsidiary) that, in the aggregate, constitute more than 20% of the consolidated gross assets of Envista or the Envista Group. The foregoing sentence shall not apply to (1) sales, transfers, or dispositions of assets in the ordinary course of business, (2) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (3) any assets transferred to a Person that is disregarded as an entity separate from the transferor for federal income tax purposes or (4) any mandatory or optional repayment (or pre-payment) of any indebtedness of Envista or any member of the Envista Group. The percentages of gross assets or consolidated gross assets of Envista or the Envista Group, as the case may be, sold, transferred, or otherwise disposed of, shall be based on the fair market value of the gross assets of Envista and the members of the Envista Group as of the Distribution Date. For purposes of this Section 4.2(b)(iv), a merger of Envista or one of its Subsidiaries with and into any Person that is not a wholly owned Subsidiary of Envista shall constitute a disposition of all of the assets of Envista or such Subsidiary.
(c)Notwithstanding the restrictions imposed by Section 4.2(a) and (b), Envista or a member of the Envista Group may take any of the actions or transactions described therein if Envista either (i) obtains an Unqualified Tax Opinion in form and substance reasonably satisfactory to Danaher or (ii) obtains the prior written consent of Danaher waiving the requirement that Envista obtain an Unqualified Tax Opinion, such waiver to be provided in Danaher’s sole and absolute discretion. Danaher’s evaluation of an Unqualified Tax Opinion may consider, among other factors, the appropriateness of any underlying assumptions, representations, and covenants made in connection with such opinion. Envista shall bear all costs and expenses of securing any such Unqualified Tax Opinion and shall reimburse Danaher for all reasonable out-of-pocket expenses that Danaher or any of its Affiliates may incur in good faith in seeking to obtain or evaluate any such Unqualified Tax Opinion. Neither the delivery of an Unqualified Tax Opinion nor Danaher’s waiver of Envista’s obligation to deliver an Unqualified Tax Opinion shall limit or modify Envista’s continuing indemnification obligation pursuant to Article V.
ARTICLE V
INDEMNITY OBLIGATIONS
5.1    Indemnity Obligations.
(a)Danaher shall indemnify and hold harmless Envista from and against, and will reimburse Envista for, (i) all liability for Taxes allocated to Danaher pursuant to Article II, and (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Danaher Group pursuant to this Agreement and (iii) the amount of any Refund received by any member of the Danaher Group that is allocated to Envista pursuant to Section 2.10(a).
(b)Without regard to whether an Unqualified Tax Opinion may have been provided or whether any action is permitted or consented to hereunder and notwithstanding anything else to the contrary contained herein, Envista shall indemnify and hold harmless Danaher from and against, and will reimburse Danaher for, (i) all liability for Taxes allocated to Envista pursuant to Article II, (ii) all Taxes and Tax-Related Losses arising out of, based upon, or relating or attributable to any breach of or inaccuracy in, or failure to perform, as applicable, any representation, covenant, or obligation of any member of the Envista Group pursuant to this Agreement, (iii) the amount of any Refund received by any member of the Envista Group that is allocated to Danaher pursuant to Section 2.10(a) and (iv) any Distribution Taxes and Tax-Related Losses attributable to an Envista Disqualifying Action (regardless of whether the conditions set forth in Section 4.2(c) are satisfied).
(c)To the extent that any Tax or Tax-Related Loss is subject to indemnity pursuant to both Sections 5.1(a) and 5.1(b), responsibility for such Tax or Tax-Related Loss shall be shared by Danaher and Envista according to relative fault.
5.2    Indemnification Payments.
(a)Except as otherwise provided in this Agreement, if either Party (the “Indemnitee”) is required to pay to a Taxing Authority a Tax or to another Person a payment in respect of a Tax that the other Party (the “Indemnifying Party”) is liable for under this Agreement, including as the result of a Final Determination, the Indemnitee shall notify the Indemnifying Party, in writing, of its obligation to pay such Tax and, in reasonably sufficient detail, its calculation of the amount due by such Indemnifying Party to the Indemnitee, including any Tax-Related Losses attributable thereto. The Indemnifying Party shall pay such amount, including any Tax-Related Losses attributable thereto, to the Indemnitee no later than the later of (i) five (5) Business Days prior to the date on which such payment is due to the applicable Taxing Authority or (ii) fifteen (15) Business Days after the receipt of notice from the other Party.
(b)If, as a result of any change or redetermination made with respect to Sections 2.2 or 2.7, any amount previously allocated to and borne by one Party pursuant to the provisions of Article II is thereafter allocated to the other Party, then, no later than five (5) Business Days after such change or redetermination, such other Party shall pay to such Party the amount previously borne by such Party which is allocated to such other Party as a result of such change or redetermination.
5.3    Payment Mechanics.
(a)All payments under this Agreement shall be made by Danaher directly to Envista and by Envista directly to Danaher; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Danaher Group, on the one hand, may make such indemnification payment to any member of the Envista Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Article 5.4.
(b)In the case of any payment of Taxes made by a Responsible Party or Indemnitee pursuant to this Agreement for which such Responsible Party or Indemnitee, as the case may be, has received a payment from the other Party, such Responsible Party or Indemnitee shall provide to the other Party a copy of any official government receipt received with respect to the payment of such Taxes to the applicable Taxing Authority (or, if no such official governmental receipts are available, executed bank payment forms or other reasonable evidence of payment).
5.4    Treatment of Payments. The Parties agree that any payment made among the Parties pursuant to this Agreement shall be treated, to the extent permitted by Law, for all United States federal income Tax purposes as either (i) a non-taxable contribution by Danaher to Envista, or (ii) a distribution by Envista to Danaher, and, with respect to any payment made among the Parties pursuant to this Agreement after the Distribution, such payment shall be treated as having been made immediately prior to the Distribution. Notwithstanding the foregoing, Danaher shall notify Envista if it reasonably determines that any payment made pursuant to this Agreement is to be treated, for any Tax purposes, as a payment made by one Party acting as an agent of one of such Party’s Subsidiaries to the other Party acting as an agent of one of such other Party’s Subsidiaries, and the Parties agree to treat any such payment accordingly.

ARTICLE VI
TAX CONTESTS
6.1    Notice. Each Party shall notify the other Party in writing within ten (10) days after receipt by such Party or any member of its Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, claim, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Taxes for which the other Party may be liable pursuant to this Agreement, and thereafter shall promptly forward or make available to such Party copies of notices and communications relating to such Tax Contest.
6.2    Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having the liability for the Tax pursuant to Section 2 hereof shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest.
6.3    Joint Return. In the case of any Tax Contest with respect to any Joint Return, Danaher shall have the sole responsibility and right to control the prosecution of such Tax Contest, including the exclusive right to communicate with agents of the applicable Taxing Authority and to control, resolve, settle, or agree to any deficiency, claim, or adjustment proposed, asserted, or assessed in connection with or as a result of such Tax Contest. Notwithstanding the foregoing, to the extent a portion of any such Tax Contest with respect to a Joint Return with respect to Foreign Taxes relates to a matter which was customarily controlled by a member of the Envista Group, as determined by Danaher in its sole discretion, then Danaher may elect that Envista shall be responsible for conduct of such portion of such Tax Contest and any expenses related thereto, including expenses relating to supporting transfer pricing analysis.
6.4    Obligation of Continued Notice. During the pendency of any Tax Contest or threatened Tax Contest, each of the Parties shall provide prompt notice to the other Party of any written communication received by it or a member of its respective Group from a Taxing Authority regarding any Tax Contest for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Taxing Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Taxing Authority in respect of any such matters. Such notice shall be provided in a reasonably timely fashion; provided, however, that in the event that timely notice is not provided, a Party shall be relieved of its obligation to indemnify the other Party only to the extent that such delay results in actual increased costs or actual prejudice to such other Party.
6.5    Settlement Rights. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; and (iii) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

ARTICLE VII
COOPERATION
7.1    General.
(a)Each Party shall fully cooperate, and shall cause all members of such Party’s Group to fully cooperate, with all reasonable requests in writing from the other Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of any Tax Return, claims for Refunds, the conduct of any Tax Contest, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either Party or any member of either Party’s Group covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include, without limitation, at each Party’s own cost:
(i)the provision of any Tax Returns of either Party or any member of either Party’s Group, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;
(ii)the execution of any document (including any power of attorney) in connection with any Tax Contest of either Party or any member of either Party’s Group, or the filing of a Tax Return or a Refund claim of either Party or any member of either Party’s Group;
(iii)the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter; and
(iv)the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents), documents, books, records or other information in connection with the filing of any Tax Returns of any of either Party or any member of either Party’s Group.
Each Party shall make its employees and facilities available, without charge, on a mutually convenient basis to facilitate such cooperation.
7.2    Consistent Treatment. Unless and until there has been a Final Determination to the contrary, each Party agrees not to take any position on any Tax Return, in connection with any Tax Contest or otherwise that is inconsistent with (a) the treatment of payments between the Danaher Group and the Envista Group as set forth in Section 5.4, or (b) the Tax-Free Status of the Transactions.
ARTICLE VIII
RETENTION OF RECORDS; ACCESS
8.1    Retention of Records. For so long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statutes of limitation (including any waivers or extensions thereof) and (ii) seven years after the Distribution Date, the Parties shall retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns (collectively, “Tax Records”) in respect of Taxes of any member of either the Danaher Group or the Envista Group for any Pre-IPO Period, Straddle Period, or Post-IPO Period or for any Tax Contests relating to such Tax Returns. At any time after the Effective Date that the Danaher Group proposes to destroy such records or documents, it shall first notify the Envista Group in writing and the Envista Group shall be entitled to receive such records or documents proposed to be destroyed. At any time after the Effective Date that the Envista Group proposes to destroy such records or documents, it shall first notify the Danaher Group in writing and the Danaher Group shall be entitled to receive such records or documents proposed to be destroyed. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.
8.2    Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Taxing Authority or other Tax auditor direct access, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items pursuant to this Agreement. The Party seeking access to the records of the other Party shall bear all costs and expenses associated with such access, including any professional fees.
ARTICLE IX
DISPUTE RESOLUTION
9.1    In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Danaher and Envista and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, but in no event later than the due date for the payment of Taxes or the filing of the applicable Tax Return, if applicable, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Danaher and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.
ARTICLE X
MISCELLANEOUS PROVISIONS
10.1    Conflicting Agreements. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement, this Agreement shall control with respect to the subject matter thereof.
10.2    Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.
10.3    Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.
10.4    Application to Present and Future Subsidiaries. This Agreement is being entered into by Danaher and Envista on behalf of themselves and the members of their respective Group. This Agreement shall constitute a direct obligation of each such Party and shall be deemed to have been readopted and affirmed on behalf of any entity that becomes a Subsidiary of Danaher or Envista in the future.
10.5    Assignability. This Agreement shall not be assigned by any Party without the prior written consent of the other Party hereto, except that each Party may assign its respective rights or delegate its respective obligations under this Agreement to any Affiliate of such Party; provided, however, that in connection with each such assignment or delegation, the assigning Party provides a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 10.5; provided, further, that Envista shall only be entitled to assign its rights or delegate its obligations under this Agreement with the prior written consent of Danaher.
10.6    No Fiduciary Relationship. The duties and obligations of the Parties, and their respective successors and permitted assigns, contained herein are the extent of the duties and obligations contemplated by this Agreement; nothing in this Agreement is intended to create a fiduciary relationship between the Parties hereto, or any of their successors and permitted assigns, or create any relationship or obligations other than those explicitly described.
10.7    Further Assurances. Subject to the provisions hereof, the Parties hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.
10.8    Survival. Notwithstanding any other provision of this Agreement to the contrary, all representations, covenants and obligations contained in this Agreement shall survive until the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).
10.9    Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.9):
If to Danaher, to:
Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
Attn: General Counsel
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attn: Gavin A. White
Facsimile: (917) 777-3418
If to Envista, to:
Envista Holdings Corporation
200 S. Kraemer Blvd., Building E
Brea, California 92821
Attn: General Counsel

Any Party may, by notice to the other Party, change the address to which such notices are to be given.
10.10    Effective Date. This Agreement shall become effective only upon the Effective Date.
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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

DANAHER CORPORATION

By:	/s/ James F. O'Reilly
Name:	James F. O'Reilly
Title:	Vice President, Associate General
Counsel and Secretary

ENVISTA HOLDINGS CORPORATION

By:	/s/ Howard H. Yu
Name:	Howard H. Yu
Title:	Senior Vice President and Chief
Financial Officer

[Signature Page to Tax Matters Agreement]